Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2015 RESULTS

DALLAS—(BUSINESS WIRE)—May 4, 2015— Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the first quarter of 2015, which included a net loss of $78.9 million, or $0.21 per diluted share, as compared to net income of $75.0 million, or $0.19 per diluted share in the same quarter last year. Adjusting for the impact of realized and unrealized commodity derivatives, the Company generated a net loss of $66.6 million or $0.18 per diluted share for the first quarter of 2015.

Highlights for the quarter ended March 31, 2015, include:

•                  Sold 1.9 million barrels of oil, net to Kosmos

•                  Increased gas exports from Jubilee to approximately 75 MMcfpd by quarter end

•                  Completed more than 55% of the development of the TEN project

•                  Safely drilled the CB-1 exploration well

•                  Reaffirmed borrowing base under the reserve-based lending facility and included TEN

•                  Closed farm-out agreement of Mauritania licenses with Chevron

“Kosmos is off to a good start in 2015,” said Andrew G. Inglis, chairman and chief executive officer. “In Ghana, we saw consistently strong oil production, averaging over 103,000 barrels of oil per day gross, as well as growing gas exports from the Jubilee field. The TEN project remains on-time and on-budget and we are on track to double gross production from Ghana by 2017. “

Commenting on the recent success of Kosmos’ exploration program, Mr. Inglis said: “The quality of our exploration portfolio was validated by our recent play-opening gas discovery offshore Mauritania. The well has significantly de-risked the Greater Tortue Complex and has opened the outboard petroleum system in Mauritania and Northern Senegal which offers substantial follow-on prospectivity, including a diverse range of plays and fairways. With strong liquidity and low net debt, we have the financial strength to push ahead with our exploration and appraisal campaign and create even more value for our shareholders.”

First quarter 2015 oil revenues were $109.2 million versus $212.9 million in the same quarter of 2014, on sales of 1.9 million barrels of oil in both periods. Realized pricing was $57.47 per barrel of oil sold in the first quarter of 2015 versus $109.87 per barrel of oil sold in the first quarter of 2014, excluding the impact of the Company’s hedging program. Including the impact of our settled hedges, realized pricing was $84.47 per barrel in the first quarter of 2015. At the end of the quarter, the Company was in a net underlift position of approximately 325 thousand barrels of oil.

Production expense for the first quarter of 2015 was $32.1 million, or $16.90 per barrel sold, versus $16.3 million in the first quarter of 2014. This increase was driven by workover activity in Jubilee. All planned 2015 workover activity for Jubilee was completed during the first quarter.

Exploration expenses in the first quarter of 2015 totaled $98.9 million. Included in the quarter were $83.7 million of dry hole costs associated with the CB-1 exploration well, costs related to the large 3D seismic survey in Senegal, as well as ongoing seismic processing and interpretation expenditures throughout the Company’s portfolio.

Depletion and depreciation expense was $37.0 million, or $19.48 per barrel of oil sold versus $23.94 per barrel sold in the first quarter of 2014.

General and administrative expenses were $38.7 million for the first quarter of 2015, compared to $40.2 million incurred during the fourth quarter of 2014.

The first quarter results included a mark-to-market gain of $32.3 million related to the Company’s oil derivative contracts. The Company’s hedging position as of April 30, 2015, was 12.7 million barrels through 2017.

Income tax expense for the first quarter of 2015 was $25.7 million. The majority of the amount was related to current taxes in Ghana. Approximately $11.3 million of the taxes are related to the tax impact associated with the mark to market of our commodity hedges during the quarter.

Total capital expenditures in the first quarter were $167.8 million. Excluded from this amount were $29.7 million of proceeds associated with the farm-out of a 30% interest in our Mauritania licenses to Chevron Mauritania Exploration Limited, a wholly owned subsidiary of Chevron Corporation. We expect to collect the gross proceeds of $29.7 million from this transaction in the second quarter.

Kosmos exited the first quarter of 2015 with $1.7 billion of liquidity and $407.4 million of net debt compared to $1.9 billion of liquidity and $213.1 million of net debt as of December 31, 2014. The increase in net debt since year-end 2014 is primarily driven by timing of changes in working capital. Adjusting for the April $225.0 million add-on notes issuance, we would have had pro forma liquidity of $1.9 billion as of March 31, 2015.

Operational Update

In the first quarter of 2015, Jubilee field gross production averaged over 103,000 bopd. Gas exports continued to ramp up during the quarter and by the end of March were approximately 75 MMcfpd and the gas export facilities continue to operate reliably.

The Tweneboa, Enyenra and Ntomme (TEN) project, the second major oil development project in Ghana, remains within budget and on-track to deliver first oil in the second half of 2016. The project is now more than 55 percent complete, with well completions beginning at the end of the first quarter.

During the first quarter, the Company submitted a declaration of commerciality on the Mahogany discovery. The Company expects to submit a plan of development concerning the Mahogany discovery area later this year. Kosmos is currently in discussions with the government of Ghana regarding the declarations of commerciality for the Teak and Akasa discoveries.

In March 2015, the Company completed the drilling of the CB-1 exploration well on the Al Khayr prospect. The CB-1 well encountered sub-commercial hydrocarbon bearing reservoirs and was plugged and abandoned.

In April, the Company announced the Tortue-1 exploration well made a significant gas discovery offshore Mauritania. An appraisal program is being planned to delineate the Tortue discovery. In addition, the Marsouin-1 exploration well, located in the central part of Block C-8 in Mauritania, is expected to spud in the third quarter of 2015.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2015 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event, as well as presentation materials to coincide with the call, can be accessed on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. Our assets include existing production and other major development projects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Ireland, Mauritania, Morocco, Portugal, Senegal, Suriname and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2013 Corporate Responsibility Report. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Kosmos Energy Ltd.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenues and other income:
Oil and gas revenue	$109,164	$212,853
Gain on sale of assets	22,751	23,769
Other income	642	439
Total revenues and other income	132,557	237,061

Costs and expenses:
Oil and gas production	32,100	16,323
Exploration expenses	98,941	12,809
General and administrative	38,667	27,413
Depletion and depreciation	37,007	46,378
Interest and other financing costs, net	10,751	9,137
Derivatives, net	(32,327)	(2,028)
Other expenses, net	628	1,277
Total costs and expenses	185,767	111,309

Income (loss) before income taxes	(53,210)	125,752
Income tax expense	25,699	50,783

Net income (loss)	$(78,909)	$74,969

Net income (loss) per share:
Basic	$(0.21)	$0.20
Diluted	$(0.21)	$0.19

Weighted average number of shares used to compute net income (loss) per share:
Basic	380,355	377,830
Diluted	380,355	381,472

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$360,465	$554,831
Receivables	153,229	163,544
Other current assets	317,743	292,101
Total current assets	831,437	1,010,476

Property and equipment, net	1,821,154	1,784,846
Other non-current assets	169,301	177,444
Total assets	$2,821,892	$2,972,766

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$126,114	$184,400
Accrued liabilities	133,333	201,967
Deferred tax liability	63,211	61,683
Other current liabilities	9,312	721
Total current liabilities	331,970	448,771

Long-term liabilities:
Long-term debt	794,434	794,269
Deferred tax liability	346,465	337,961
Other non-current liabilities	64,073	52,806
Total long-term liabilities	1,204,972	1,185,036

Total shareholders’ equity	1,284,950	1,338,959
Total liabilities and shareholders’ equity	$2,821,892	$2,972,766

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended March 31,
	2015	2014
Operating activities:
Net income (loss)	$(78,909)	$74,969
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	39,617	49,164
Deferred income taxes	5,783	30,267
Unsuccessful well costs	83,627	(245)
Change in fair value of derivatives	(34,980)	(810)
Cash settlements on derivatives	53,932	(1,555)
Equity-based compensation	25,183	17,900
Gain on sale of assets	(22,751)	(23,769)
Loss on extinguishment of debt	—	2,898
Other	1,171	(4,220)
Changes in assets and liabilities:
Net changes in working capital	(81,653)	(31,013)
Net cash provided by (used in) operating activities	(8,980)	113,586

Investing activities:
Oil and gas assets	(184,899)	(96,486)
Other property	(280)	(428)
Proceeds from sale of assets	—	34,581
Restricted cash	(59)	(2,410)
Net cash used in investing activities	(185,238)	(64,743)

Financing activities:
Payments on long-term debt	—	(100,000)
Purchase of treasury stock	(148)	(71)
Deferred financing costs	—	(18,852)
Net cash used in financing activities	(148)	(118,923)

Net decrease in cash and cash equivalents	(194,366)	(70,080)
Cash and cash equivalents at beginning of period	554,831	598,108
Cash and cash equivalents at end of period	$360,465	$528,028

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015

Net income (loss)	$(78,909)	$74,969	$125,492
Exploration expenses	98,941	12,809	179,651
Depletion and depreciation	37,007	46,378	188,709
Equity-based compensation	25,183	17,900	81,870
Unrealized (gain) loss on commodity derivatives	18,971	(2,056)	(242,474)
Gain on sale of oil and gas properties	(22,751)	(23,769)	(22,751)
Interest and other financing costs, net	10,751	9,137	47,162
Income tax expense	25,699	50,783	273,814
Restructuring charges	—	—	11,742
EBITDAX	$114,892	$186,151	$643,215

We define EBITDAX as net income (loss) plus (i) depletion and depreciation, (ii) exploration expenses, (iii) interest and other financing costs, net, (iv) unrealized (gain) loss on commodity derivatives, (v) income tax expense, (vi) equity-based compensation, (vii) (gain) loss on sale of oil and gas properties, (viii) restructuring charges and (ix) similar other material items, which management believes affect the comparability of operating results.

Oil Revenue Summary

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net Oil Volume Sold (MMBbl)	1.9	1.9
Realized Oil Price (per Bbl)	$57.47	$109.87
Oil Revenue (thousands)	$109,164	$212,853

Underlifted by approximately 325 thousand barrels as of March 31, 2015.

Hedging Summary

As of April 30, 2015

(Unaudited)

	2015	2016 (1)	2017 (2)	Total

Hedging Position (MMBbl)	4.7	6.0	2.0	12.7
Weighted Average Floor Price ($/Bbl)	$89.41	$81.67	$72.50

(1)         Includes 2.0 MMBbl of hedged volumes in 2016 where we swapped 2.0 MMBbl at $75/Bbl and a corresponding put was sold at $60/Bbl. Average floor price reflects the swap price.

(2)         Includes 2.0 MMBbl of hedged volumes in 2017 that were executed in April 2015. We swapped 2.0 MMBbl at $72.50/Bbl, a corresponding put was sold at $55/Bbl and a call was purchased at $90/Bbl. The contracts have a weighted average net deferred premium payable of $2.13/Bbl. Excludes 2.0 MMBbl of calls sold at $85/Bbl.

Source: Kosmos Energy Ltd.

Investor Relations
Neal Shah

+1-214-445-9628
nshah@kosmosenergy.com

Media Relations
Thomas Golembeski

+1-214-445-9674
tgolembeski@kosmosenergy.com